Exhibit 99.1

BofI Holding Names Gregory Garrabrants CEO

SAN DIEGO, California - (Marketwire – October 23, 2007) - B of I Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA (“Bank”), announced today that its board of directors has unanimously appointed Gregory Garrabrants to serve as the Company’s Chief Executive Officer. Gary Evans has relinquished the CEO role, but remains as President and Chief Operating Officer of the Bank.

The Bank’s Chairman Jerry Englert stated “the search committee undertook a rigorous process and when we met Mr. Garrabrants the entire committee agreed we’d found a creative and decisive leader with the right experience to lead our company into its next phase of growth. Mr. Garrabrants brings a track record of successful business development in financial services and a unique blend of strategic and financial skills developed at best-in class institutions. He will be a strong complement to our executive team.”

“I am fortunate to be joining the strong team already in place at BofI” said Garrabrants. “With the right adjustments to the Bank’s business model, BofI has the opportunity to significantly increase profitability while maintaining its strong focus on safety and soundness. I am eager to start working to make the necessary adjustments to enhance our performance.”

Mr. Garrabrants most recently served as Senior Vice President of IndyMac Bancorp Inc, (NYSE: IMB) the nation’s 7th largest thrift where he led the business development group responsible for merger & acquisitions, joint ventures, and strategic alliances. Prior to IndyMac, Mr. Garrabrants worked for Goldman Sachs as an investment banker. Before that, Mr. Garrabrants worked at McKinsey & Company focusing on financial institutions clients. While at McKinsey, Garrabrants advised top management of financial institutions on strategy development, marketing and sales force effectiveness, and acquisition and joint venture opportunities. Prior to McKinsey, Mr. Garrabrants completed a federal judicial clerkship at the U.S. District Court in Los Angeles. He began his career at Deloitte & Touche.

Mr. Garrabrants earned his Juris Doctorate, Magna Cum Laude, and M.B.A., with highest distinctions, from Northwestern University, and a B.S. in Engineering from the University of Southern California. Garrabrants is a Chartered Financial Analyst and member of the California Bar.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.SeniorBofI.com, www.ApartmentBank.com, www.RVBank.com and www.BofIEquityDirect.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact: Greg Garrabrants, Chief Executive Officer, BofI Holding, Inc., 858 350-6203

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